Exhibit 99.1

For information:    Rod Caldwell, President, Bank of Asheville Mortgage Company
                    828-674-4277 Rod.Caldwell@boamc.com
                                 ----------------------

                    Gordon Greenwood, President & CEO, Weststar Financial Services Corporation 828-232- 2902 bgreenwood@bankofasheville.com
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Weststar Financial Services Corporation Forms New Regional Mortgage Company

ASHEVILLE, N.C. (December 1, 2004) - Weststar Financial Services Corporation has formed the Bank of Asheville Mortgage Company, LLC with offices in downtown Asheville, South Asheville and Hendersonville. Rod Caldwell, formerly a Vice President with Carolina First Bank, is President of the new company, which opened for business today in the Asheville and South Asheville locations.

"The Bank of Asheville Mortgage Company, LLC will offer a comprehensive array of mortgage products with attractive rates and efficient, speedy service for homebuyers and current homeowners in Western North Carolina," said Gordon Greenwood, Weststar Financial Services Corporation President & CEO. "Rod Caldwell brings a wealth of mortgage banking experience to his new position, and we're fortunate to have him on board."

Caldwell is a 30-year veteran of mortgage banking sales and sales management ~ retail and wholesale ~ on the branch, regional and executive levels. His past experience includes employment with national mortgage subsidiaries and regional banks, as well as community and savings banks. At Carolina First Bank, he was responsible for mortgage sales and loan processing in Western North Carolina.

Caldwell said the success of the new company will be based on convenient locations and sales associates dedicated to professionalism in lending and devoted to care in meeting customer expectations. "The loan officer is crucial to the successful process for the borrower. The Bank of Asheville Mortgage Company, LLC will employ only licensed loan officers with years of experience," Caldwell said.

Bank of Asheville Mortgage Company, LLC offices are in the Bank of Asheville headquarters at 79 Woodfin Place and at 1978 Hendersonville Road. The Hendersonville office will open in mid-December at a location yet to be determined.

Weststar Financial Services Corporation (OTC BB: "WFSC") is the parent company of The Bank of Asheville, Bank of Asheville Mortgage Company, LLC and Weststar Financial Services Corporation I. The Bank of Asheville has offices located in Asheville, Arden, Candler and Leicester in Buncombe County, North Carolina.

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